Exhibit 99.1

FOR IMMEDIATE RELEASE -

For More Information Contact:

Hector Alonso, Chief Financial Officer
Santiago F. Rossi, Investor Relations
Impsat Fiber Networks, Inc.
Tel: 54.11.5170.3700
www.impsat.com
or
John McInerney/ Robin Weinberg
Citigate Financial Intelligence
Tel: 201.499.3567

IMPSAT ANNOUNCES SECOND QUARTER 2004 RESULTS

(August 13, 2004 – Buenos Aires, Argentina) – IMPSAT Fiber Networks, Inc. (“Impsat” or the “Company”), a leading provider of integrated broadband data, Internet and voice telecommunications services in Latin America, announced its results for the second quarter of 2004. All figures are in U.S. dollars.

(First quarter 2003 results discussed below are those of the Company before “fresh start” reporting required after its emergence from Chapter 11 at the end of the first quarter of 2003. As a consequence of “fresh start” reporting, the Company’s financial results after its Chapter 11 emergence are not comparable to those of prior periods.)

SECOND QUARTER 2004 HIGHLIGHTS

•	Total revenues for the second quarter of 2004 were $55.5 million, a decrease of $0.9 million (or 1.6%) from the second quarter of 2003, but an increase of $0.5 million (or 0.9%) from the first quarter of 2004.

•	Direct costs for the second quarter and first half of 2004 decreased compared to the same periods of 2003. Direct costs for the second quarter of 2004 totaled $ 26.9 million and direct costs for the first six months of 2004 totaled $50.8 million, a decrease of $3.2 million (or 10.7%) and a decrease of $5.5 million (or 9.8%), respectively, from the same periods in 2003.

•	Impsat recorded positive EBITDA for the second quarter and first half of 2004. Second quarter EBITDA totaled $11.0 million, compared to $7.4 million in the second quarter of 2003, representing a 49% increase year-over-year. EBITDA for the first half of 2004 was $24.3 million compared to $20.9 million in the first half of 2003, an increase of 16.6%.

•	Impsat Brazil posted positive EBITDA for its fourth consecutive quarter. Impsat Brazil’s EBITDA for the second quarter of 2004 totaled $1.0 million, compared to EBITDA of $0.7 million for the previous quarter.

•	At June 30, 2004, Impsat’s total indebtedness was $267.0 million, compared to $260.3 million at June 30, 2003. The increase in indebtedness represents the accretion of a $13.3 million “payment in kind” interest accrual, offset by $6.6 million in principal amortizations.

SECOND QUARTER 2004 RESULTS

Overview

The Company’s net revenues for the second quarter of 2004 total $55.5 million, a decline of $0.9 million, or 1.6%, from the second quarter of 2003, but an increase of $0.5 million, or 0.9%, compared to first quarter of 2004.

Operating expenses for the second quarter of 2004 totaled $55.1 million, an increase of $5.9 million (or 12.1%) from the same period in 2003 and an increase of $3.3 million (or 6.4% increase) compared to the first quarter of 2004.

Commenting on results, Impsat CEO Ricardo Verdaguer stated: “We are very pleased with the operating performance of the Company during the first half of 2004 and particularly with the second quarter results. The economic recovery in the region has begun to accelerate and we see an increased demand for telecommunications services. We anticipate an increase in our revenues and improvement of our operating performance during the remainder of this year.”

Revenues

Net revenues increased for the second quarter in a row. As previously mentioned, total net revenues for the second quarter of 2004 were $55.5 million, a 0.9% (or $0.5 million) increase as compared to revenues for the three months ended March 30, 2004.

The increase in revenues compared to the first quarter of 2004 resulted from an increase in broadband and satellite and Internet service lines, partially offset by decreases in telephony and value-added services.

Compared to the three months ended June 30, 2003, our net revenues decreased $0.8 million, or 1.5%. Our lower total net revenues in the second quarter of 2004, as compared to the corresponding period in 2003, were principally due to lower revenues from broadband and satellite services which decreased 4.3%, which were only partially offset by increases in our revenues from Internet and telephony services by 16.6% and 6.7% respectively.

Line of Service (Dollar amounts in Thousands)	Three Months Ended June 30,			Three Months Ended March 31,
	2003	2004	% change (1)	2004	% change (2)
Broadband and satellite	$41,781	$40,005	(4.3)%	$39,573	1.1%
Internet	$5,761	$6,716	16.6%	$5,984	12.2%
Value-added services (3)	$3,852	$3,832	(0.5)%	$4,206	(8.9)%
Telephony	$4,595	$4,903	6.7%	$5,145	(4.7)%

Total net revenues from services	$55,989	$55,456	(1)%	$54,908	1%

Sale of equipment	$385	$90	(76.6)%	$152	(40.8)%

Total net revenues	$56,374	$55,546	(1.5)%	$55,060	0.9%

(1)	Percentage increase (decrease) in second quarter of 2004 compared to second quarter of 2003.
(2)	Percentage increase (decrease) in second quarter of 2004 compared to first quarter of 2004.
(3)	Includes data center services, systems integration and other information technology solutions services.

Operating Expenses

Operating expenses for the three-month period ended June 30, 2004 totaled $55.1 million, a $5.9 million, or 12.1%, increase compared to the same period in 2003. This increase is mainly due to the realization during the second quarter of 2003 of $8.8 million in gains from the extinguishment of debt as a result of the Company’s restructuring of debts with certain creditors that did not participate in the company’s Chapter 11 proceeding that closed at the end of the first quarter of 2003. All of the other cost items reflects year to year reductions as described below.

Operating expenses for the second quarter of 2004 increased by $3.3 million, or 6.4%, compared to the first quarter of 2004, principally due to increases of $2.0 million in other direct costs and $0.7 million in contracted services. The quarter-to-quarter increase in other direct costs was principally due to a net reversal of provisions for doubtful accounts of $1.9 million in the first quarter of 2004 which was related to the settlement of the Company’s disputes with Global Crossing. Contracted services increased by $0.7 million, or 17.1%, in the second quarter of 2004 as compared to the first three months of 2004 as a result of higher installation and maintenance costs related to new contracts that are anticipated to generate additional revenues during the remainder of 2004.

Our direct costs for the second quarter and first half of 2004 appreciably decreased compared to the same periods in 2003. Direct costs for the second quarter of 2004 totaled $26.9 million, a decrease of $3.2 million (or 10.7%) from the second quarter of 2003. Direct costs for the first half of 2004 totaled $50.8 million, a decrease of $5.5 million, or 9.8%, compared to the first half of 2003. The main reasons for this decrease are a combination of lower leased capacity and other direct costs partially offset by an increase in contracted services.

Our leased capacity costs for the three months ended June 30, 2004 totaled $15.9 million, a decrease of $1.6 million, or 9.2%, from the corresponding period in 2003. Leased capacity costs in the first half of 2004 amounted to $31.7 million, a decrease of $3.2 million, or 9.2%, from the first half of 2003. This decrease reflects an overall reduction in interconnection and telephony termination costs and frequency rights. Leased satellite capacity costs for the three months ended June 30, 2004 totaled $5.9 million, a decrease of $1.2 million (or 17.5%) from the corresponding period in 2003. In the first half of 2004, leased capacity costs decreased by $2.5 million compared to the first half of 2003 to $11.8 million, a 17.7% decrease. The reduction in our leased satellite capacity costs was principally due to our favorable renegotiation of certain satellite capacity agreements and also to a more extensive use of our own proprietary broadband network.

Other direct costs totaled $5.8 million during the second quarter of 2004, a decrease of $2.1 million, or 26.8%, compared to the same period in 2003. In the first half of 2004, direct costs totaled $9.5 million, a decrease of $3.0 million, or 24.2%, compared to the first half of 2003. While sales commissions paid to our salaried sales force and third-party sales representatives for the three and six months ended June 30, 2004 increased by $0.4 million and $1.1 million compared to the corresponding periods in 2003, provisions for doubtful accounts decreased as a consequence of a net reversal of $0.2 million and $2.1 million for the three and six months ended June 30, 2004, compared to provisions for doubtful accounts of $2.1 million and $2.6 million for the same periods in 2003. The reversal is due principally to the settlement of our disputes with Global Crossing.

During the three months ended June 30, 2004, our contracted services costs totaled $5.1 million, an increase of $0.6 million (or 11.9%) and compared to the same period in 2003. During the six months ended June 30, 2004 contracted services costs totaled $9.4 million, an increase of $0.7 million, or 8.6%, compared to the first half of 2003.

We anticipate that our contracted services costs will increase slightly during the second half of 2004 due to scheduled maintenance and an increase in new installations.

Salaries and wages for the three months ended June 30, 2004 totaled $11.8 million, a decrease of $0.01 million or 0.6% from the same period in 2003. For the first six months of 2004, salaries and wages totaled $24.0 million, an increase of $1.4 million or 6.3% compared to the first half of 2003. This increase was due to the recognition at the end of the first quarter of 2004 of $0.4 million in salaries and wages expenses related to the vesting at the end of the first quarter of 2004 of certain shares of restricted common stock granted to senior management in connection with the Company’s Chapter 11 reorganization (which closed at the end of the first quarter of 2003). Excluding the recognition of these amounts, salaries and wages expense for the second quarter of 2004 was essentially unchanged from those incurred in the first quarter of 2004.

Selling, General and Administrative expenses totaled $6.0 million for the three months ended June 30, 2004, a decrease of $1.2 million or 16.4% compared to the same period in 2003. SG&A for the first six months of 2004 amounted to $11.5 million, a decrease of $1.2 million, or 9.6%, compared to the same period in 2003. This decrease was mainly due to lower legal and professional fees that declined by $1.2 million for the second quarter of 2004 as compared to the second quarter of 2003. Legal and professional fees incurred during the second quarter of 2003 were related to the Company’s Chapter 11 reorganization, which was concluded on March 25, 2003.

Interest Expense and Indebtedness

Net interest expense for the three and six months ended June 30, 2004 totaled $5.0 million and $9.6 million. Net interest expense for the second quarter and first half of 2003 totaled $5.3 million and $7.0 million, respectively. Our interest expense for the first half of 2004 increased principally because of “payment in kind” accretion on our Senior Notes and certain indebtedness of our subsidiaries, which, of our total interest expense for the three and six months ended June 30, 2004, represented $3.5 million and $6.8 million, respectively. Our total indebtedness as of June 30, 2004 was $267.0 million, as compared to $260.3 million as of June 30, 2003. The increase in our total indebtedness is comprised of the accretion of “payment in kind” interest of $13.3 million, offset by amortization of $6.6 million. Such amortization is a combination of $5.0 million net principal repayment, $2.5 million gain on early extinguishment of debt realized during the third quarter of 2003, and $0.9 million increase on the U.S. dollar value of our debt in local currency in Colombia due to the appreciation of the Colombian peso.

Effect of Foreign Exchange Losses and Gains

The Company recorded a net loss on foreign exchange for the three and six months ended June 30, 2004 of $5.5 million and $9.9 million, compared to net gains of $21.4 million and $31.4 million for the same periods in 2003. This net loss on foreign exchange reflects principally the effect of the devaluation during the second quarter and first half of 2004 of the Argentine peso and the Brazilian real on the book value of our monetary assets and liabilities in Argentina and Brazil, as compared to the effect of the appreciation of such currencies against the U.S. dollar during the second quarter and first half of 2003.

Net (Loss) Income

For the three months ended June 30, 2004, we recorded net losses of $10.0 million compared to a net gain of $22.3 million for the three months ended June 30, 2003. Our net income for the second quarter of 2003 was due principally to a net gain of $21.5 million on foreign exchange and a gain on early extinguishment of debt of $8.8 million.

EBITDA

Impsat recorded positive EBITDA of $11 million during the second quarter of 2004.

As compared to the same period in 2003, EBITDA increased by $3.2 million or 49.2%. Despite lower revenues during the second quarter of 2004 as compared with the corresponding period in 2003, EBITDA increased as a result of lower direct costs and lower selling, general and administrative expenses. For the six months ended June 30, 2004, EBITDA totaled $24.3 million, a $3.5 million (or 16.6%) increase over the corresponding period of the previous year.

Impsat Brazil continued to record positive EBITDA for the fourth consecutive quarter, with EBITDA totaling $1.0 million during the second quarter of 2004. During the six-month period ending June 30, 2004, EBITDA totaled $1.7 million, an increase of $1.3 million over the corresponding period of 2003.

EBITDA margin for the second quarter of 2004 reached 19.7%, compared to 13% in the corresponding period of 2003.

Liquidity and Capital Resources

Cash and cash equivalents as of June 30, 2004, were $63.5 million. This compares to our cash, cash equivalents and trading investments of $63.8 million at June 30, 2003 and $64.0 million as of December 31, 2003.

Our total indebtedness as of June 30, 2004, was $267.0 million (as compared to $260.3 million at June 30, 2003), of which $29.0 million represented current portion of long-term debt and $238.0 million represented long term debt.

We anticipate increasing our capital expenditures for network and customer premises equipment for the remainder of the year. We anticipate that the bulk of these increased capital expenditures will be made by our subsidiaries in Brazil, Colombia and Peru. Our revised capital expenditures budget for 2004 estimates approximately $37.0 million (including amounts spent to date) for capital expenditures.

Non-GAAP Financial Measures

The Company presents EBITDA as a supplemental measure of performance because it believes that EBITDA provides a more complete understanding of our operating performance before the impact of investing and financing transactions. EBITDA and EBITDA margins are among the more significant factors in management’s evaluation of Company-wide performance. EBITDA can be computed by adding depreciation and amortization to operating income (loss), excluding gains on extinguishment of debt. The reconciliation of EBITDA to Operating Income (Loss) is presented in Appendix I Supplemental Financial Information in this Press Release. EBITDA (earnings before interest, taxes, depreciation, amortization, and non-recurring items) should not be considered as an alternative to any measure of operating results as promulgated under accounting principles generally accepted in the United States such as operating income or net income, nor should it be considered as an indicator of our overall financial performance. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results. Moreover, our method for calculating EBITDA may differ from the method utilized by other companies and therefore comparability may be limited.

IMPSAT Fiber Networks, Inc. is a leading provider of private telecommunications network and Internet services in Latin America. We offer integrated data, voice, data center and Internet solutions, with an emphasis on broadband transmission, including IP/ATM switching, DWDM, and non-zero dispersion fiber optics. We provide telecommunications, data center and Internet services through our networks, which consist of owned fiber optic and wireless links, teleports, earth stations and leased satellite links. We own and operate 15 metropolitan area networks in some of the largest cities in Latin America, including Buenos Aires, Bogotá, Caracas, Quito, Guayaquil, Rio de Janeiro and São Paulo. The Company has also deployed fourteen facilities to provide hosting services. Impsat currently provides services to nearly 3.000 national and multinational companies, financial institutions, governmental agencies, carriers, ISPs and other service providers throughout the region. We have operations in Argentina, Colombia, Brazil, Venezuela, Ecuador, Chile, Peru and the United States and also provide our services in other countries in Latin America. Visit us at www.impsat.com

Statements made in this press release that state Impsat’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting Impsat or the SEC.

(Tables to Follow)

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (SUCCESSOR COMPANY)

AS OF DECEMBER 31, 2003 AND JUNE 30, 2004

(In thousands of U.S. Dollars, except share amounts)

(Unaudited)

	Successor Company
	December 31, 2003	June 30, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,498	$63,265
Trading investments	2,474	251
Trade accounts receivable, net	31,213	28,683
Other receivables	11,630	11,291
Prepaid expenses	2,249	4,062

Total current assets	109,064	107,552

PROPERTY, PLANT AND EQUIPMENT, Net	315,817	303,142

NON-CURRENT ASSETS:
Investments in common stock	1,873
Other non-current assets	13,875	15,961

Total non-current assets	15,748	15,961

TOTAL	$440,629	$426,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$37,095	$35,179
Current portion of long-term debt	11,851	28,974
Accrued and other liabilities	33,140	29,587

Total current liabilities	82,086	93,740
LONG-TERM DEBT, Net	249,394	238,039
OTHER LONG-TERM LIABILITIES	11,904	14,649

Total liabilities	343,384	346,428

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares outstanding as of December 31, 2003 and June 30, 2004
Common stock, $0.01 par value; 50,000,000 shares authorized, 10,100,000 shares issued and outstanding (including 150,000 and 100,000 restricted shares held in the 2003 Stock Incentive Plan as of December 31, 2003 and June 30, 2004, respectively)	101	101
Additional paid in capital	90,294	90,294
Retained earnings (accumulated deficit)	9,477	(7,006)
Deferred stock-based compensation	(1,320)	(880)
Accumulated other comprehensive loss	(1,307)	(2,282)

Total stockholders’ equity	97,245	80,227

TOTAL	$440,629	$426,655

IMPSAT FIBER NETWORKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2003 (SUCCESSOR COMPANY), FOR THE THREE MONTHS ENDED JUNE 30, 2004 (SUCCESSOR COMPANY), FOR THE THREE MONTHS ENDED MARCH 31, 2003 (PREDECESSOR COMPANY) AND FOR THE SIX MONTHS ENDED JUNE 30, 2004 (SUCCESSOR COMPANY)

(In thousands of U.S. Dollars, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor Company	Successor Company	Predecessor Company	Successor Company	Successor Company
	2003	2004	Three Months Ended March 31, 2003	Three Months Ended to June 30, 2003	2004
NET REVENUES:
Broadband and satellite	$41,781	$40,005	$41,382	$41,781	$79,579
Internet	5,761	6,716	5,733	5,761	12,700
Value added services	3,852	3,832	4,781	3,852	8,036
Telephony	4,595	4,903	4,106	4,595	10,049
Sales of equipment	385	90	74	385	242

Total net revenues	56,374	55,546	56,076	56,374	110,606

COSTS AND EXPENSES:
Direct costs:
Contracted services	4,525	5,065	4,125	4,525	9,392
Other direct costs	7,868	5,761	4,696	7,868	9,518
Leased capacity	17,559	15,945	17,407	17,559	31,735
Cost of equipment sold	108	80	48	108	177

Total direct costs	30,060	26,851	26,276	30,060	50,822
Salaries and wages	11,842	11,773	10,727	11,842	23,980
Selling, general and administrative	7,127	5,961	5,553	7,127	11,466
Gain on extinguishment of debt	(8,793)			(8,793)
Depreciation and amortization	8,969	10,560	19,358	8,969	20,721

Total costs and expenses	49,205	55,145	61,914	49,205	106,989

Operating income (loss)	7,169	401	(5,838)	7,169	3,617

OTHER INCOME (EXPENSE):
Interest income	970	296	200	970	607
Interest expense (contractual interest of $21,801 for the three months ended March 31, 2003 (Predecessor))	(6,281)	(5,272)	(1,909)	(6,281)	(10,206)
Net gain (loss) on foreign exchange	21,445	(5,519)	9,969	21,445	(9,910)
Reorganization items			726,127
Other income (loss), net	(313)	1,420	2,923	(313)	1,291

Total other income (expense)	15,821	(9,075)	737,310	15,821	(18,218)

INCOME (LOSS) BEFORE INCOME TAXES	22,990	(8,674)	731,472	22,990	(14,601)
PROVISION FOR FOREIGN INCOME TAXES	(744)	(1,339)	(406)	(744)	(1,882)

NET INCOME (LOSS)	$22,246	$(10,013)	$731,066	$22,246	$(16,483)

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$2.26	$(1.00)	$8.00	$2.26	$(1.65)

DILUTED	$1.62	$(1.00)	$8.00	$1.62	$(1.65)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC	9,850	10,000	91,429	9,850	9,975

DILUTED	15,901	10,000	91,429	9,850	9.975

Appendix I

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA to Operating (Loss) Income

	Three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
EBITDA	13,520	7,345	11,085	8,273	13,376	10.961

Depreciation and Amortization	(19,358)	(8,969)	(10,312)	(10,396)	(10,161)	(10.560)
Gain on early extinguishment of debt	0	8,793	5,460	0	0	0
Operating Income (Loss)	(5,838)	7,169	6,233	(2,123)	3,215	401